EMPLOYMENT AGREEMENT


     This Employment Agreement is made and entered into as of April 2, 1997, by and between McHenry Metals Golf Corp, a Nevada corporation and McHenry Metals, Inc., an Illinois corporation, herein collectively referred to as "McHenry" and Gary V. Adams, herein referred to as "Adams".

                 ARTICLE 1.  TERM OF EMPLOYMENT

     Section 1.01. McHenry hereby employs Adams and Adams hereby accepts employment with McHenry for a period of three years beginning on April 2, 1997 and terminating on April 1, 2000.

     Section 1.02. This agreement shall be renewed automatically for succeeding terms of one year unless either party gives notice to the other at least sixty (60) days prior to the expiration of any term of his or its intention not to renew.

     Section 1.03. As used herein, the phrase "employment term" refers to the entire period of employment of Adams by McHenry hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between the parties.

         ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

     Section 2.01. Adams shall serve as the President and Chairman of the Board of Directors of McHenry. In his capacity as President of McHenry, Adams shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of McHenry, subject at all times to the policies set by McHenry's Board of Directors, and to the consent of the Board or the Executive Committee of the Board when required by the terms of this contract.

     Section 2.02. Adams shall not, without specific approval of McHenry's Board of Directors or Executive Committee, do or contract to do any of the following:

          (1)  Borrow on behalf of McHenry;

          (2) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors or Executive Committee.



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          (3)  Commit McHenry to the expenditure of more than $1,000 in the development and sale of new products.

     Section 2.03(a). Adams shall devote his entire productive time, ability, and attention to the business of McHenry during the term of this contract.

          (b) Adams shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of McHenry's Board of Directors or Executive Committee. However, the expenditure of reasonable amounts of time for Fraternity of Golf or educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and shall not require the prior written consent of Employer's Board of Directors or Executive Committee.

          (c) This agreement shall not be interpreted to prohibit Adams from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Adams shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of McHenry.

     Section 2.04. During the term of this contract, Adams shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officers, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of McHenry.

     Section 2.05. Adams hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Adams therefore expressly agrees that McHenry, in addition to any other rights or remedies that McHenry may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Adams.

     Section 2.06(a). The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Adams shall have access to and become acquainted with information concerning the operation and processes of McHenry including without limitation, financial, personnel, sales, scientific, and other information that is owned by McHenry and regularly used in the operation of McHenry's business, and that such information constitutes McHenry's trade secrets.


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          (b)  Adams specifically agrees that he shall not misuse,
misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

          (c) Adams acknowledges and agrees that the sale or unauthorized use or disclosure of any of McHenry's trade secrets obtained by Adams during the course of his employment under this agreement, including information concerning McHenry's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with McHenry, either during the term of this agreement or at any other time thereafter.

          (d) Adams further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to McHenry's business, whether prepared by Adams or others, are and shall remain exclusively the property of McHenry and that they shall be removed from the premises of McHenry.

     Section 2.07.(a). Adams promises and agrees that he will promptly and fully inform McHenry of and disclose to McHenry all inventions, designs, improvements, and discoveries that he makes during the term of this agreement, whether individually or jointly in collaboration with others, which pertain or relate to the business of McHenry or to any experimental work carried on by McHenry, whether or not conceived during regular working hours.

          (b) Adams shall make full disclosure to McHenry immediately after creating any invention, making any discovery, or developing or improving any processes, methods, formulas, machines, or devices, and shall thereafter keep McHenry fully informed at all times of all progress in connection therewith.

     Section 2.08.(a). Adams agrees that any and all intellectual properties, including, but not limited to, all ideas, concepts, themes, inventions, designs, improvements, and discoveries conceived, developed, or written by Adams, either individually or jointly in collaboration with others, pursuant to this agreement, shall belong to and be the sole and exclusive property of McHenry.

          (b) Adams further agrees to submit any dispute regarding whether any intellectual property was conceived, developed, or written pursuant to this agreement to a review process pursuant to McHenry's rules and policies.

          (c) Adams further agrees that all rights in all intellectual properties prepared by him pursuant to this agreement, including patent rights, trademarks and copyrights applicable to any of the intellectual properties described hereinabove, shall belong


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exclusively to McHenry, shall
constitute "works made for hire," and shall be assigned promptly by Adams to McHenry. Adams further agrees to assist McHenry in obtaining patents on all such inventions, designs, improvements, and discoveries that are patentable or copyright registration on all such works of creation that are copyrightable, and shall execute all documents and do all things necessary to obtain patent or copyright registration, vest McHenry with full and exclusive title, and protect against infringement by others.

          (d) Adams further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to McHenry's business, whether prepared by Adams or others, are and shall remain exclusively the property of McHenry and that they shall not be removed from the premises of McHenry.

     Section 2.09(a). McHenry shall have the right to use the name of Adams as part of the trade name or trademark of McHenry if it should be deemed advisable to do so. Any trade name or trademark, of which the name of Adams is a part, that is adopted by McHenry during the employment of Adams may be used thereafter by McHenry for as long as McHenry deems advisable.

          (b) Adams shall not, without the prior written consent of McHenry, either during the term of this agreement or at any time thereafter, use or permit the use of his name in the trade name or trademark of any other enterprise if that other enterprise is engaged in a business similar in any respect to that conducted by McHenry, unless that trade name or trademark clearly indicates that the other enterprise is a separate entity entirely distinct from and not to be confused with McHenry and unless that trade name or trademark excludes any words or symbols stating or suggesting prior or current affiliation or connection by that other enterprise or its employees with McHenry.

               ARTICLE 3.  OBLIGATIONS OF EMPLOYER

     Section 3.01. McHenry shall provide Adams with the compensation, incentives, benefits, and business expense reimbursement specified herein.

     Section 3.02. McHenry shall provide Adams with a private office, stenographic help, office equipment, supplies, and other facilities and services, suitable to Adams' position and adequate for the performance of his duties.

     Section 3.03. McHenry shall indemnify Adams for all losses sustained by Adams in direct consequence of the discharge of his duties on McHenry's behalf.

              ARTICLE 4.  COMPENSATION OF EMPLOYEE

     Section 4.01.(a). As compensation for the services to be performed hereunder, Adams shall receive a salary at the rate of $120,000 per annum, payable not less than once

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each month, on or before the 30th day of each month through August 31, 1997, and thereafter at the rate of $150,000 per annum.

               (b). Adams shall receive such annual increases in salary as may be determined by McHenry's Board of Directors or Executive Committee.

     Section 4.02. Adams may at any time relinquish the position of President of McHenry and retain the position of Chairman of the Board of Directors of McHenry. At such time, the salary of Adams shall be subject to renegotiation and Adams' obligations shall be redetermined as mutually agreed between Adams and McHenry; provided, however, Adams' rights to and rights to exercise the stock options granted pursuant to Article 5 of this Agreement shall not be affected thereby.

     Section 4.03. (a). In addition to all other compensation payable to Adams, McHenry will pay to Adams a royalty upon the sale or license of "metal woods" designed by Adams or by Adams individually or in collaboration with others during the term of this Agreement, excluding any royalty or any such "metal woods" developed pursuant to any license agreement between McHenry and Wilson Sporting Goods Co., as follows:

               (b). One dollar ($1.00) on each unit of such "metal woods" sold by McHenry during the term of this Agreement, for the first five hundred thousand (500,000) units sales; $.50 for the next five hundred thousand (500,000) units sales; and $.25 for all such sales in excess of one million (1,000,000) units sales.

               (c). In the event McHenry shall license the manufacture or assembly and sale of such metal woods by others, McHenry will pay to Adams a royalty for each such sale by any such licensee in the amount and included in the royalty set forth above.

               (d). All question of whether, when, how, and to whom licenses shall be generated, shall be determined in the sole discretion of McHenry.

               (e). All such royalties shall be paid quarterly in arrears, thirty (30) days after the end of each calendar quarter, based on sales collections and shall exclude returns, and such "metal woods" supplied for demonstration or promotional purposes.

               (f). This royalty will not be assigned by Adams and any such assignment or assignment to such payments, by operation of law or otherwise, except to Adams' estate, or heirs at law, shall be void and of no effect whatsoever.

                    ARTICLE 5.  STOCK OPTION

     Section 5.01.(a). McHenry hereby grants Adams an option to purchase 600,000 shares of McHenry's common stock at a purchase price of $.50 per share. This option may be exercised in whole or in part, but may only be exercised in lots of 100,000 shares or


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more.  Adams shall not have any of the
rights of, nor be treated as, a shareholder with respect to the shares subject to this option until he has exercised the option and has become the shareholder of record of those shares.

          (b) This option may only be exercised by Adams during the term of his employment hereunder. However, in the event that the employment term is terminated, Adams shall retain the right to exercise any unused portion of the option until three (3) months after such termination.

                  ARTICLE 6.  EMPLOYEE BENEFITS

     Section 6.01. Adams shall be entitled to 15 days vacation time each year without loss of compensation. Adams may be absent from his employment for vacation only at such times as McHenry's Board of Directors or Executive Committee shall determine from time to time. In the event that Adams is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue that time and add it to vacation time for any following year or may receive a cash payment therefor in an amount equal to the amount of annual salary attributable to that period of time or shall be deemed to have waived any entitlement to vacation time for that year.

     Section 6.02. Adams shall be entitled to 15 days per year as sick leave with full pay. Sick leave may be accumulated up to a total of 60 days.

     Section 6.03. McHenry agrees to include Adams in the coverage of its medical, major medical, hospital, dental, and eye care insurance when obtained by McHenry subject to eligibility.

                  ARTICLE 7.  BUSINESS EXPENSES

     Section 7.01.(a) McHenry shall promptly reimburse Adams for all reasonable business expenses incurred by Adams in connection with the business of McHenry.

          (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of McHenry.

          (c) Each such expenditure shall be reimbursable only if Adams furnishes to McHenry adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

     Section 7.02. In the event that any expenses paid for Adams or any reimbursement of expenses paid to Adams shall, on audit or other examination of McHenry's income tax returns, be determined not to be allowable deductions from McHenry's gross income, and in the further event that this determination shall be acceded to by McHenry or made final


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by the appropriate federal or
state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, Adams shall repay to McHenry the full amount of the disallowed expenses.

     Section 7.03. McHenry shall provide to Adams, at the expense of McHenry, a driver/personal assistant. Such driver shall be in lieu of all expenses for use of Adams' automobile incurred in connection with the business of McHenry. Adams shall obtain and maintain at his expense, an automobile liability insurance policy which shall name McHenry as an additional insured.

              ARTICLE 8.  TERMINATION OF EMPLOYMENT

     Section 8.01.(a) McHenry reserves the right to terminate this agreement if Adams wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

          (b) McHenry may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Adams without prejudice to any other remedy to which McHenry may entitled either at law, in equity, or under this agreement.

          (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

          (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

     Section 8.02.(a) This agreement shall be terminated upon the death of Adams.

          (b) McHenry reserves the right to terminate this agreement not less than three months after Adams suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving 10 days' written notice of termination to Adams.

          (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

     Section 8.03.(a) This agreement shall be terminated by any voluntary or involuntary dissolution of McHenry resulting from either a merger or consolidation in which McHenry is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of McHenry.

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          (b)  Termination under this section shall not be considered "for cause" for the purposes of this agreement.

     Section 8.04. Notwithstanding any provision of this agreement, if McHenry terminates this agreement without cause, it shall pay Adams an amount equal to three (3) months' salary at the then current rate of compensation.

                 ARTICLE 9.  GENERAL PROVISIONS

     Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notice shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

     Section 9.02.(a) Any controversy between McHenry and Adams involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

          (b) McHenry and Adams shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

          (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

     Section 9.03. If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney fees,

costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

     Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Adams by McHenry and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.


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     Section 9.05.  Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

     Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

     Section 9.08. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     Executed at Carlsbad, California, a of the day and year first above appearing.

EMPLOYER                           EMPLOYEE

McHENRY METALS, INC.

      /s/Theodore Aroney                  /s/Gary V. Adams
By: __________________________________  ______________________________
                                        GARY V. ADAMS


McHENRY METALS GOLF CORP.

      /s/Theodore Aroney
By: __________________________________



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